Exhibit 99.2

Magellan Completes Strategic Exchange Transaction

DENVER, August 2, 2016 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan") today announced that on August 1, 2016, the Company completed the exchange and the other transactions contemplated by the Exchange Agreement dated as of March 31, 2016, between Magellan and One Stone Holdings II LP ("One Stone").

J. Thomas Wilson, President and CEO of the Company, commented, “Following the approval of this transaction by our shareholders earlier in July, we are pleased to complete this transaction, which, we believe, was necessary to successfully execute our strategic alternatives review process.”

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company. Following the closing of the transactions contemplated by the Exchange Agreement on August 1, 2016, the Company disposed of its CO2-EOR activities and continues to own exploration acreage in the Weald Basin, onshore UK, and an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:

Antoine Lafargue
Senior Vice President -- CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com